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                                                                EXHIBIT 23.03

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in LG&E Energy Corp.'s Annual Report on Form 10-K for the year ended December 31, 1997 of our report dated January 26, 1998 relating to the Consolidated Financial Statements of KU Energy Corporation which is incorporated by reference in the Form 10-K of LG&E Energy Corp. for the year ended December 31, 1997, into LG&E Energy Corp.'s previously filed Registration Statement No. 333-43985 relating to the LG&E Energy Corp.'s Savings Plan and the 401(K) Savings Plan for Employees of the Louisville Gas and Electric Company who are represented by Local 2100 of IBEW, Post-Effective Amendment No. One to Registration Statement No. 33-56942 and Post-Effective Amendment No. 1-C to Registration Statement No. 33-33687 relating to the Automatic Dividend Reinvestment and Stock Purchase Plan of LG&E Energy Corp., Registration Statement No. 333-05457 and Post-Effective Amendment No. 2-C to Registration Statement No. 33-33687 relating to the Employee Common Stock Purchase Plan of LG&E Energy Corp., Registration Statement No. 333-05459 and Post-Effective Amendment No. Two to Registration Statement No. 33-38557 relating to the Omnibus Long-Term Incentive Plan of LG&E Energy Corp., Post-Effective Amendment No. One to Registration Statement No. 33-56525 relating to the Stock Option Plan for Non-Employee Directors of LG&E Energy Corp., and Post-Effective Amendment No. One to Registration Statement No. 33-60765 relating to the Deferred Stock Compensation Plan for Non-Employee Directors of LG&E Energy Corp.

                                                 Arthur Andersen LLP


Chicago, Illinois
March 25, 1998